As filed with the Securities and Exchange Commission on June 26, 2013

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SYNAGEVA BIOPHARMA CORP.

(Exact name of registrant as specified in its charter)

Delaware	56-1808663
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

33 Hayden Ave. Lexington, Massachusetts	02421
(Address of Principal Executive Offices)	(Zip Code)

Synageva BioPharma Corp. 2005 Stock Plan

(Full title of the plan)

Stephen F. Mahoney

Vice President, General Counsel

Synageva BioPharma Corp.

33 Hayden Ave.

Lexington, Massachusetts 02421

(781) 357-9900

(Name, address, and telephone number, including area code, of agent for service)

With copies to:

Paul Kinsella

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, Massachusetts 02199

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value per share	1,500,000 shares	$40.58	$60,870,000	$8,302.67

(1)	The aggregate number of shares of common stock to be registered is subject to adjustment by reason of stock splits, stock dividends and other events pursuant to the terms of the Synageva BioPharma Corp. 2005 Stock Plan (the “Plan”). Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares of common stock shown in the table above, an indeterminate number of shares of common stock which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions of the Plan governing such adjustments.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to the provisions of Rules 457(c) and 457 (h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated on the basis of the average of the high ($41.36) and low ($39.80) sale prices per share of the common stock on the NASDAQ Global Select Market as of June 20, 2013, which is a date within five business days prior to filing this Registration Statement.

EXPLANATORY NOTE

This Registration Statement is being filed to register an additional 1,500,000 shares of our common stock for issuance under the Synageva BioPharma Corp. 2005 Stock Plan, as amended. Pursuant to General Instruction E to Form S-8, we incorporate by reference into this Registration Statement the entire contents of our Registration Statement on Form S-8 (File No.333-177827) filed with the Securities Exchange Commission on November 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts on June 26, 2013.

SYNAGEVA BIOPHARMA CORP.

By:	/s/ Sanj K. Patel
Sanj K. Patel
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Sanj K. Patel, Carsten Boess, and Stephen F. Mahoney, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Sanj K. Patel Sanj K. Patel	President, Chief Executive Officer and Director (Principal Executive Officer)	June 26, 2013

/s/ Carsten Boess Carsten Boess	Chief Financial Officer (Principal Financial Officer)	June 26, 2013

/s/ Chris Heberlig Chris Heberlig	Vice President, Finance (Principal Accounting Officer)	June 26, 2013

/s/ Felix J. Baker Felix J. Baker	Director	June 26, 2013

/s/ Stephen R. Biggar Stephen R. Biggar	Director	June 26, 2013

/s/ Stephen R. Davis Stephen R. Davis	Director	June 26, 2013

/s/ Thomas R. Malley Thomas R. Malley	Director	June 26, 2013

/s/ Barry Quart Barry Quart	Director	June 26, 2013

/s/ Thomas J. Tisch Thomas J. Tisch	Director	June 26, 2013

/s/ Peter Wirth Peter Wirth	Director	June 26, 2013

EXHIBIT INDEX

Exhibit	Description

4.1	Fifth Amended and Restated Certificate of Incorporation of Synageva, as amended, incorporated by reference to Synageva’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the Commission on November 8, 2005, as amended by the Synageva’s Current Report on Form 8-K filed with the Commission on November 3, 2011.

4.2	Second Amended and Restated Bylaws of Synageva, incorporated by reference to Synageva’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the SEC on November 8, 2005.

4.3*	Synageva BioPharma Corp. 2005 Stock Plan, as amended.

5.1*	Opinion of Ropes & Gray LLP.

23.1*	Consent of Ropes & Gray LLP (included in Opinion filed as Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24*	Power of Attorney (included on the signature page of this registration statement).

*	Filed herewith.